Exhibit 4.6

Convertible Note Deed Poll Novogen Ltd The Noteholders listed in schedule 1

Level 12

60 Carrington Street

SYDNEY NSW 2000

DX 262 SYDNEY NSW

Tel: (02) 8915 1000

Fax: (02) 8916 2000

www.addisonslawyers.com.au

Ref: KJP: NOV001/4001

916345_9

Table of Contents

1.	Defined terms and interpretation	1

2.	Notes	6

3.	Conversion	7

4.	Redemption	9

5.	Compliance with Listing Rules	9

6.	Warranties	10

7.	Notices	10

8.	General	10

Schedule 1 – Noteholders		13

Schedule 2 - Tranches		14

Schedule 3 – Convertible Note Certificate		15

Schedule 4 – Warranties		16

i

DEED POLL

Date:

DETAILS:

BY: Novogen Ltd (“Company”)

ABN	37 063 259 754

Address	16-20Edgeworth David Avenue, Hornsby NSW 2077

Fax	(02) 9878 0055

Attention	Company Secretary

IN FAVOUR OF: Each of the persons listed in schedule 1 (each a “Noteholder”)

Background

A.	The Company by share sale and purchase agreement acquired all the shares in Triaxial Pharmaceuticals Pty Limited (Triaxial) from the Noteholders on 7 December 2012. The Noteholders by agreement dated 6 December 2012 (Loan Agreement) also agreed to lend in aggregate $1,500,000 to the Company to assist in the funding of the Triaxial purchase (each such loan by a Noteholder a Loan).

B.	The Noteholders have elected and agreed to receive repayment of the Loans in the form of Notes on the terms and conditions set out in this deed poll.

This Deed witnesses as follows:

1.	Defined terms and interpretation

1.1	Defined terms

The following definitions apply unless the context requires otherwise.

ASX means ASX Limited ACN 008 624 691.

Board means the board of directors of the Company, from time to time.

Business Day means:

(a)	for the purpose of sending or receiving a notice, a day which is not a Saturday, Sunday, a bank holiday or a public holiday in the city where the notice is received; and

(b)	for all other purposes, a day which is not a Saturday, Sunday, a bank holiday or a public holiday in Sydney.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Conversion means the conversion of Notes into Shares as contemplated in clause 3.

Conversion Date means the date a Note is Converted.

Conversion Rate means subject to clause 5, one Share for one Note.

Corporations Act means the Corporations Act 2001 (Cth).

Details means, in relation to a party, the details for that party set out in this deed poll.

Dispose means, in relation to a Note, any dealing or attempted dealing with any right, title or interest in that Note, including but not limited to a sale, transfer, assignment, creation of an Encumbrance, option, swap or any alienation of all or any part of the rights or interest attaching to that Note.

Encumbrance means any:

(a)	mortgage, charge, pledge, lien, hypothecation, trust, power or title retention arrangement; or

(b)	“security interest” (as that term is defined in the PPSA),

including any agreement to create any of the above or to allow any of the above to exist.

Event of Default means any of the following events:

(a)	a material breach of any term of this deed poll and that breach is incapable of remedy or, if capable of remedy, is not remedied within 7 days after the date upon which the party is first notified in writing of the breach; or

(b)	an Insolvency Event.

Face Value means the face value of the Notes which is, subject to cause 5, 2.5 cents per Note.

GST Amount means, in relation to a Payment, an amount arrived at by multiplying the Payment (or the relevant part of a Payment if only part of a Payment is the consideration for a taxable supply) by the appropriate rate of GST (being 10% when the GST Law commenced).

GST Law has the meaning given to that term in the A New Tax System (Goods and Services Tax) Act 1999 (as amended) and any regulation made under that Act.

Immediately Available Funds means cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated by the payee.

Insolvency Event means the occurrence of any of the following events:

(a)	a liquidator, provisional liquidator, controller, manager, trustee, administrator or similar officer (Insolvency Officer) is appointed in respect of a person or all the assets of the person (as applicable);

(b)	an order is made, or a shareholders’ resolution is passed, to appoint an Insolvency Officer or to wind up, deregister or dissolve a person (other than pursuant to a consolidation, amalgamation or merger);

(c)	an order is made for the bankruptcy of a person under any Insolvency Provision;

(d)	a moratorium of all the debts of a person with the person’s creditors or any similar proceeding or arrangement by which all the assets of the person are subjected to the control of the person’s creditors or a trustee, is ordered, declared or agreed to by the person; or

(e)	a person becomes, is declared to be, or is deemed under any Insolvency Provision to be, insolvent or unable to pay its debts.

Insolvency Provision means any law (of any jurisdiction) relating to insolvency, sequestration, liquidation or bankruptcy.

Loan means the $1,500,000 (in aggregate) loan advanced by the Noteholders to the Company.

Loan Amount means, with respect to each Noteholder, the amount of the Loan owing by the Company and set out opposite that Noteholder’s name in schedule 1.

Note means an unsecured convertible note issued by the Company at Face Value as set out in clause 2.1.

Note Certificate means a certificate issued under this deed poll, in the form set out in schedule 3.

Noteholder means a holder of a Note.

Notice has the meaning given in clause 7.1.

Notice of Conversion means a Notice issued in accordance with clause 3.1.

Payment means:

(a)	the amount of any monetary consideration (other than a GST Amount payable under clause 1.4); or

(b)	the GST exclusive market value of any non-monetary consideration; and

(c)	which is paid or provided by one party to another for any supply made under or in connection with this deed poll and includes any amount payable by way of indemnity, reimbursement, compensation or damages.

PPSA means Personal Property Securities Act 2009 (Cth).

Relevant Proportion means the Relevant Proportion set out opposite each Noteholder’s name in schedule 1.

Redemption means the redemption of a Note at its Face Value.

Redemption Date means any date upon which a Redemption occurs under clause 4.1.

Share means a fully-paid ordinary share in the capital of the Company.

Warranties means the warranties set out in schedule 4.

1.2	Interpretation

In this deed poll, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa and a gender includes other genders;

(b)	other grammatical forms of a defined word or expression have a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of or schedule or annexure to this deed poll and a reference to this deed poll includes any schedule and annexure;

(d)	a reference to a document or agreement, includes the document or agreement as novated, altered, supplemented or replaced from time to time;

(e)	a reference to $ or cents is to Australian currency;

(f)	a reference to time is to Sydney time;

(g)	a reference to a year (other than a financial year) or a month means a calendar year or calendar month respectively;

(h)	a reference to a party is to a party to this deed poll, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(i)	a reference to a person includes a natural person, partnership, firm, body corporate, trust, joint venture, association, governmental or local authority or agency or other entity;

(j)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this deed poll or any part of it; and

(m)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

1.4	GST

(a)	Expressions set out in italics in this clause 1.4 bear the same meaning as those expressions in the GST Law.

(b)	All Payments have been set or determined without regard to the impact of GST.

(c)	Subject to clause 1.4(e), if the whole or any part of a Payment by a party (including amounts referred to in clause 1.4(d)) is the consideration for a taxable supply, the GST Amount in respect of the Payment must be paid to the supplier of the taxable supply as an additional amount, at the same time and in the same manner as the Payment is otherwise payable or as otherwise agreed in writing.

(d)	If a Payment due under this deed poll is a reimbursement or indemnification by one party of an expense, loss or liability incurred or to be incurred by the other party, the Payment will exclude any GST forming part of the amount to be reimbursed or indemnified to the extent to which the other party can claim an input tax credit.

(e)	A party’s obligation to make payment under clause 1.4(c) is subject to a valid tax invoice being delivered to the party liable to pay for the taxable supply.

(f)	Where the supplier has become subject to any penalties or interest because of a late payment by the supplier to the Australian Taxation Office of any GST Amount and that late payment is a result of the failure of the recipient to comply with the terms of this clause 1.4, the recipient must pay to the supplier an additional amount on demand equal to the amount of those penalties and interest.

(g)	The recipient must indemnify the supplier on demand in respect of all loss or damage arising from a breach by the recipient of its obligations under this clause 1.4.

2.	Notes

2.1	Notes

Within 10 Business Days after the date of this deed poll, and in full and final satisfaction and discharge of the Company’s obligation to repay each Loan, including any accrued but unpaid interest on such Loan, the Company must:

(a)	issue to each Noteholder that number of Notes set out in Schedule 1. For example, the Company will issue Andrew Heaton 28,831,101 Notes;

(b)	deliver to the Noteholder a Note Certificate, duly executed by the Company, as evidence of the Notes issued to the Noteholder under clause 2.1(a); and

(c)	record the name of the Noteholder in the Company’s register of Noteholders, as the holder of the Notes issued under clause 2.1(a).

2.2	No interest

No interest will accrue or be payable on the Notes.

2.3	No transfer

The Notes will be issued on the basis that a Noteholder may not Dispose of any rights, title or interest in any Note held by it, without the prior written consent of the Company. The Notes will not be quoted on ASX.

2.4	Termination of the Loan Agreement

Upon the performance by the Company of its obligations under clause 2.1, the obligation on the Company to pay the Outstanding Principal (as that term is defined in the Loan Agreement) and any accrued and unpaid interest on the Outstanding Principal under the Loan Agreement is released and discharged and the Loan Agreement is terminated.

2.5	Rights

This document is a deed poll. The Company acknowledges and confirms in favour of the Noteholders that the obligations imposed on the Company under this document in relation to the Notes issued by the Company are owed to and are for the benefit of each Noteholder so that each such Noteholder has the benefit of, and is entitled to enforce, this document against the Company even though it is not party to, or is not in existence at the time of execution and delivery of, this deed.

2.6	Enforcement

Each Noteholder may enforce its rights under this deed independently from each other Noteholder.

2.7	General terms of issue of Notes

(a)	Each of the Notes will:

(i)	be convertible in the manner and at the times provided by clause 3 into Shares determined in accordance with clause 3; and

(ii)	be redeemable in the manner and at the times provided by clause 4.

(b)	Notes do not carry a right to vote at a general meeting of the Company, nor do they carry a right to dividends.

2.8	Status of Notes

The Notes will constitute:

(a)	a debt owed by the Company; and

(b)	for the avoidance of doubt, shall rank ahead of all shareholders in the Company on a winding up or liquidation of the Company.

3.	Conversion

3.1	Conversion

Subject to clause 3.2, at any time after a Conversion Event specified below, which must be notified by the Company to each Noteholder within 5 Business Days of such event, each Noteholder may at its option, by Notice to the Company setting out the number of Notes being converted (Notice of Conversion), convert a number of Notes held by it up to the Noteholder’s Relevant Proportion of the Maximum Conversion Notes specified below into Shares at the Conversion Rate:

Conversion Event	Maximum Conversion Notes
Completion by the Company of a Phase Ia clinical trial, which will occur upon the receipt by the Company of a signed study report (Tranche 1)	16,000,000
Receipt by the Company of Investigational New Drug status from the US Food and Drug Administration (Tranche 2).	20,000,000
Completion by the Company of a Phase II clinical trial or achieving Breakthrough Therapy Designation. Completion will be deemed to occur upon the receipt by the Company of a signed study report or notification of the designation (Tranche 3).	24,000,000

For the removal of doubt and by way of example, after the first Conversion Event, Andrew Heaton will be entitled to convert 7,688,294 Notes. The entitlements of each Noteholder to convert Shares in Tranches 1, 2 and 3 are set out in schedule 2.

3.2	Early Conversion

If:

(a)	a third party acquires the beneficial interest in more than 50% of the issued Shares; and

(b)	the transaction under which the third party acquires the interest described in paragraph 3(a) values the Company at $20,000,000 or more,

then the Notes which have not already been Converted may be Converted by each Noteholder.

3.3	Note Certificate

If the Noteholder gives a valid Notice of Conversion, the Noteholder must deliver to the Company, at the same time, its then current Note Certificate for cancellation.

3.4	Shares issued on Conversion

The Company, having received both a Notice of Conversion and the relevant Note Certificate in accordance with clause 3.3, must within 10 Business Days after the date of receipt of those documents:

(a)	cancel that Note Certificate;

(b)	deliver to the Noteholder a new Note Certificate taking into account the Face Value of any Notes converted into Shares, and update its register of Noteholders accordingly;

(c)	issue and allot the relevant number of Shares to the Noteholder, in accordance with that Notice of Conversion;

(d)	deliver to the Noteholder a holding statement as evidence of the Shares issued to the Noteholder under clause 3.4(c), and otherwise comply with the ASX Listing Rules in respect of the Shares.

3.5	Valid Notice of Conversion

(a)	A valid Notice of Conversion may be delivered by a Noteholder at such times in accordance with this deed poll.

(b)	For the removal of doubt, a valid Notice of Conversion is one made in accordance with clause 3.1 or 3.2.

4.	Redemption

4.1	Redemption dates

Each Noteholder may with 30 Business Days prior Notice to the Company (Redemption Notice), redeem unConverted Notes on the earlier of:

(c)	where Notes have become eligible for Conversion by the Noteholder, upon the expiry of three months from the date the Notes becoming so eligible (for the removal of doubt, the Noteholder may only redeem the Notes under this paragraph (i) which are eligible for Conversion); and

(d)	an Event of Default by the Company.

4.2	Note Certificate

On the service of a Redemption Notice, on the relevant Redemption Date:

(a)	the Noteholder must deliver its then current Note Certificate to the Company for cancellation;

(b)	the Company must pay the Face Value of the Notes being redeemed in Immediately Available Funds to the relevant Noteholder; and

(c)	the Company must cancel the relevant Note Certificate and issue a new Note Certificate to the Noteholder taking into account the Face Value of any Notes redeemed, and update its register of Noteholders accordingly.

5.	Compliance with Listing Rules

The Company:

(a)	is entitled to amend the terms of this deed on the reorganisation of the capital of the Company provided that the amendment:

(i)	is made at the time of the reorganisation only to ensure compliance with the listing rules of the ASX applying to a reorganisation of capital; and

(ii)	does not unfairly prejudice the Noteholder.

(b)	may only reorganise its capital if in the case of the Notes, the number of Notes or the Conversion price, or both, is reorganised so that the Noteholder will not receive a benefit that holders of Shares do not receive. This does not include rounding up of the number of Shares to be received on Conversion if the rounding up is approved at the Shareholders’ meeting which approves the reorganisation.

6.	Warranties

The Company gives the Warranties in favour of each Noteholder as at the date of this deed poll.

7.	Notices

7.1	Service of notices

A notice, demand, consent, approval or communication under this deed poll (Notice):

(a)	must be in writing and directed to the recipient’s address for notices specified in the Details (as varied by any Notice); and

(b)	must be hand delivered, left at or sent by prepaid post or facsimile to the recipient’s address for notices specified in the Details (as varied by any Notice).

7.2	Effective on receipt

A Notice given in accordance with clause 7.1 takes effect when received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered or left at the recipient’s address, on delivery;

(b)	if sent by prepaid post, the third Business Day after the date of posting, or the seventh Business Day after the date of posting if posted to or from outside Australia); and

(c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within one Business Day after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery or transmission under paragraph (a) or (c) is outside Business Hours, the Notice is taken to be received at the commencement of Business Hours after that delivery, receipt or transmission.

7.3	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings in relation to this deed poll may be served by any method contemplated by this clause in addition to any means authorised by law.

8.	General

8.1	Alterations

This deed poll may be altered only in writing signed by the Company pursuant to clause 5 or otherwise with the consent of those Noteholders holding at least 75% of the Notes, provided that the rights of a Noteholder may not be reduced without the written consent of the Noteholder.

8.2	Approvals and consents

Except where this deed poll expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this deed poll.

8.3	Assignment

A Noteholder may only assign this deed poll or a right under this deed poll with the prior written consent of the Company.

8.4	Costs

The parties agree that each party shall bear its own costs in relation to, and associated with, this deed poll and giving effect to the agreement save that any stamp duty assessed on this deed poll will be paid by the Company.

8.5	Severability

If the whole or any part of a provision of this deed poll is invalid or unenforceable in a jurisdiction it must, if possible, be read down for the purposes of that jurisdiction so as to be valid and enforceable. If however, the whole or any part of a provision of this deed poll is not capable of being read down, it is severed to the extent of the invalidity or unenforceability without affecting the remaining provisions of this deed poll or affecting the validity or enforceability of that provision in any other jurisdiction.

8.6	Survival

Any other term which by its nature is intended to survive termination of this deed poll survives termination of this deed poll.

8.7	Attorneys

Each person who executed this deed poll on behalf of a party declares that he or she has no notice of the revocation or suspension by the grantor or in any other manner of the power of attorney under the authority of which he or she executes this deed poll.

8.8	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise by a party of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

8.9	Remedies cumulative

The rights provided in this deed poll are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this deed poll.

8.10	Governing law

This deed poll will be governed by and construed in accordance with the law for the time being in force in New South Wales and the parties submit to the non-exclusive jurisdiction of the courts of that State.

8.11	Exercise of rights

A party may exercise a right, at its discretion and separately or concurrently with another right.

Schedule 1 – Noteholders

Noteholder	Address	Loan Amount*	Relevant Proportion*	Notes
Andrew Heaton	Unit 111, 38 McEvoy Street, Alexandria, NSW 2015	$720,778	48.06%	28,831,101
D&G Brown Investments Pty Limited ACN 156 213 660	c/- ‘WCM House’ 65 Hill Street, Roseville, NSW 2069	$340,402	22.69%	13616,085
Aquagolf Pty Limited ACN 007 154 976 as trustee for the Aquagolf Superannuation Fund	PO Box 4421 Winmalee, NSW 2777	$46,622	3.11%	1,864,864
Phytose Corporation Pty Limited ACN 058 868 527 as trustee for the BoundaryOne Superannuation Fund	c/- ‘WCM House’ 65 Hill Street, Roseville, NSW 2069	$340,402	22.69%	13,616,085
David Archibald	29 Pindari Road, City Beach, WA 6015	$20,715	1.38%	828,622
John Thom	‘Lantegles’, Manor Drive, St Ives, Cornwall, United Kingdom	$31,081	2.07%	1,243,243

Totals		$1,500,000	100%	60,000,000

*	Note that slight differences are caused by rounding of numbers in relevant proportions back to two decimal points.

Schedule 2 - Tranches

Noteholder	Address	Tranche 1	Tranche 2	Tranche 3
Andrew Heaton	Unit 111, 38 McEvoy Street, Alexandria, NSW 2015	7,688,294	9,610,367	11,532,440
D&G Brown Investments Pty Limited ACN 156 213 660	c/- ‘WCM House’ 65 Hill Street, Roseville, NSW 2069	3,630,956	4,538,695	5,446,434
Aquagolf Pty Limited ACN 007 154 976 as trustee for the Aquagolf Superannuation Fund	PO Box 4421 Winmalee, NSW 2777	497,297	621,621	745,946
Phytose Corporation Pty Limited ACN 058 868 527 as trustee for the BoundaryOne Superannuation Fund	c/- ‘WCM House’ 65 Hill Street, Roseville, NSW 2069	3,630,956	4,538,695	5,446,434
David Archibald	29 Pindari Road, City Beach, WA 6015	220,966	276,207	331,449
John Thom	‘Lantegles’, Manor Drive, St Ives, Cornwall, United Kingdom	331,531	414,415	497,297

Totals		16,000,000	20,000,000	24,000,000

Schedule 3 – Convertible Note Certificate

CONVERTIBLE NOTE CERTIFICATE

No. [#]

Novogen Limited

ACN 063 259 754

(Company)

Registered under Corporations Act 2001 (Cth)

Jurisdiction of registration: New South Wales

Registered office: 16-20 Edgeworth David Avenue, Hornsby NSW 2077

This is to certify that [#] of [#] (Noteholder) is registered as the holder of [#] unsecured convertible notes with a Face Value of 2.5 cents per convertible note (Convertible Notes).

The Convertible Notes are issued by the Company under and subject to the Convertible Note Deed Poll, dated [#] 2013, between the Company, the Noteholder and certain other persons registered as the holder of Convertible Notes, the terms of which are incorporated in and form part of this certificate.

Dated: 2013

Executed by Novogen Limited	)
ACN 063 259 754 in accordance with	)
section 127 of the Corporations Act 2001 (Cth))

Signature of authorised person	Signature of authorised person

Office held	Office held

Full name (BLOCK LETTERS)	Full name (BLOCK LETTERS)

Schedule 4 – Warranties

1.	Power and authority

1.1	The execution, delivery and performance by the Company of this deed poll:

(a)	complies with its constitution or other constituent documents; and

(b)	does not constitute a breach of any law or obligation or cause or result in a default under any agreement or Encumbrance by which it is bound and which would prevent it from entering into and performing its obligations under this deed poll.

1.2	All necessary authorisations for the execution, delivery and performance by the Company of this deed poll in accordance with its terms have been obtained.

1.3	The Company has full power and capacity to own its own assets and to enter into and perform its obligations under this deed poll.

1.4	The Company is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

1.5	The Company enters into and performs this deed poll on its own account and not as trustee for or nominee of any other person.

1.6	The Company’s obligations under this deed poll are enforceable in accordance with its terms.

2.	Solvency

2.1	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding-up or dissolution of the Company and no circumstances exist which would give rise to such resolution, petition or order;

(b)	administrator, receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed or is threatened or expected to be appointed in relation to all or any material asset of the Company and there are no circumstances justifying such an appointment;

(c)	mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which the Company is the mortgagor or chargor; or

(d)	writ of execution has been issued against the Company or any of the Company’s property and there are no circumstances justifying such a writ.

2.2	The Company:

(a)	has not gone into liquidation, passed a winding-up resolution or received a deregistration notice under section 601AB of the Corporations Act or applied for deregistration under section 601AA of the Corporations Act;

(b)	is not insolvent within the meaning of section 95A of the Corporations Act and no circumstances exist which would require a court to presume that the Company is insolvent for the purposes of section 95A of the Corporations Act;

(c)	has not entered or taken any steps to enter and do not propose to enter into any arrangement, compromise or assumption with or assignment for the benefit of its creditors or a class of them;

(d)	has not stopped, suspended or threatened to stop or suspend paying its debts as and when they fall due; and

(e)	is not subject to administration under Part 5.3A of the Corporations Act.

Executed as a Deed Poll

Executed by Novogen Limited ACN 063)
259 754 in accordance with Section 127 of	)
the Corporations Act	)

Signature of authorised person	Signature of authorised person

Office held	Office held

Name of authorised person	Name of authorised person
(BLOCK LETTERS)	(BLOCK LETTERS)